Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Quarterly Earnings up 12% at Bar Harbor Bankshares

BAR HARBOR, Maine (July 26, 2012) – Bar Harbor Bankshares (the “Company”) (NYSE MKT: BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced net income of $3.1 million for the second quarter of 2012, representing an increase of $332 thousand, or 12.0%, compared with the second quarter of 2011. The Company’s diluted earnings per share amounted to $0.79 for the quarter, compared with $0.72 in the second quarter of 2011, representing an increase of $0.07, or 9.7%.

The Company’s annualized return on average shareholders’ equity amounted to 10.11% for the quarter, compared with 10.26% in the second quarter of 2011. The Company’s second quarter return on average assets amounted to 1.01%, up from 0.96% in the second quarter of 2011.

For the six months ended June 30, 2012, the Company reported net income of $6.3 million, representing an increase of $626 thousand, or 11.1%, compared with the first six months of 2011. Diluted earnings per share amounted to $1.61, representing an increase of $0.15, or 10.3%, compared with the first six months of 2011.

The Company’s annualized return on average shareholders’ equity amounted to 10.31% for the six months ended June 30, 2012, compared with 10.69% in the first half of 2011. The Company’s annualized return on average assets amounted to 1.04%, up from 0.99% in the first half of 2011.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “We are pleased to report continued solid earnings, especially given this extended and challenging period of historically low interest rates combined with a struggling economy.  Equally as important, we are pleased to report continued improvement in our credit quality metrics, with non-performing loans and other potential problem loans down 15% and 20%, respectively, from year end 2011.

As we anticipated, we began to experience some net interest margin compression in the second quarter following five consecutive quarters of stability or expansion in that margin. This margin pressure was consistent with what most banks across the country have experienced.  Fortunately, despite sluggish loan demand in most markets, our solid earning asset growth largely outweighed the impact of margin compression, with net interest income up 4% over the second quarter of 2011. We are very pleased to see quality loan growth at a time when such growth is scarce.”

In concluding, Mr. Murphy said, “Economic conditions nationally and locally are not expected to improve materially in the near future. This, combined with the prospect of record low interest rates over an extended period of time, has created significant challenges for virtually all banking institutions. While we have been successful in meeting these challenges throughout the recent recession, we remain appropriately cautious as many uncertainties remain ahead.  On the strength of the Company’s strong, well-capitalized balance sheet, liquidity and earnings fundamentals, we believe we remain well-prepared to deliver relatively strong returns despite a frustratingly-long road to a national economic recovery.”

Balance Sheet Highlights

Assets: Total assets ended the second quarter at $1.24 billion, up $74.8 million, or 6.4%, compared with December 31, 2011. Asset growth was driven by increases in the Bank’s consumer and commercial loan portfolios, combined with an increase in investment securities.

Loans: Total loans ended the quarter at $776.9 million, up $47.9 million, or 6.6%, compared with December 31, 2011. Consumer loans, which principally consist of residential real estate mortgages, were up $25.8 million or 8.2% compared with December 31, 2011, largely reflecting the purchase of a New England based portfolio of residential mortgage loans during the first quarter. The Bank’s commercial loan portfolio continued its growth trend during the quarter, posting an increase of $11.0 million or 2.7%. At June 30, 2012 the commercial loan portfolio stood at $423.4 million, representing an increase of $18.8 million, or 4.6%, compared with December 31, 2011. Tax exempt loans to local municipalities also showed meaningful growth, posting an increase of $3.3 million, or 34.4%, compared with year end 2011.

Credit Quality: Total non-performing loans ended the quarter at $10.9 million, representing a decline of $2.0 million, or 15.3%, compared with December 31, 2011. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $2.8 million, or 25.2%, of the Bank’s total non-performing loans.

Total net loan charge-offs amounted to $742 thousand in the first half of 2012, or annualized net charge-offs to average loans outstanding of 0.20%. For the three and six months ended June 30, 2012, the Bank recorded provisions for loan losses of $460 thousand and $875 thousand, down from $600 thousand and $1.1 million for the same periods in 2011, respectively. The decline in the provisions for loan losses largely reflected improved credit quality metrics which continued to stabilize during the first half of this year.

The Bank maintains an allowance for loan losses (the “allowance”) which is available to absorb probable losses on loans. At June 30, 2012, the allowance stood at $8.4 million, up $133 thousand or 1.6% compared with December 31, 2011. The increase in the allowance was principally attributed to loan growth during the first half of 2012, as the Bank’s non-performing and potential problem loans posted meaningful declines.

Securities: Total securities ended the second quarter at $404.8 million, up $23.0 million, or 6.0%, compared with December 31, 2011. Securities purchased during the first half of 2012 principally consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises, as well as municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year to year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the second quarter at $737.1 million, up $14.2 million, or 2.0%, compared with December 31, 2011. Demand, NOW and money market accounts experienced a combined seasonal decline of $6.1 million, or 1.7%. This decline was offset by a $20.3 million, or 5.7%, increase in time deposits. The increase in time deposits was principally attributed to brokered deposits obtained from the national market, which were utilized to replace seasonal deposit outflows and help fund earning asset growth.

Borrowings: Total borrowings ended the second quarter at $374.7 million, up $54.4 million, or 17.0%, compared with December 31, 2011. The increase in borrowings was utilized to fund asset growth of $74.8 million.

Capital: At June 30, 2012, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At June 30, 2012, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.15%, 14.31% and 16.01%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of $0.29 per share of common stock in the second quarter of 2012, up $0.005 from the prior quarter and representing an increase of $0.02 or 7.4% compared with the second quarter of 2011. As previously announced, the Company’s Board of Directors recently declared a third quarter 2012 regular cash dividend of $0.295 per share of common stock, representing an increase of $0.02 or 7.3% compared with the third quarter of 2011. Based on the June 30, 2012 price of BHB’s common stock of $36.00, the annualized dividend yield amounted to 3.28%.

Results of Operations

Net Interest Income: For the three months ended June 30, 2012, net interest income on a tax-equivalent basis totaled $9.3 million, representing an increase of $341 thousand or 3.8% compared with the second quarter of 2011. This increase was attributed to average earning asset growth of $64.6 million or 5.8%, as the net interest margin declined six basis points to 3.17%. The decline in the net interest margin was principally attributed to a higher volume of interest earning assets on the Company’s balance sheet, as the interest rate spread declined only one basis point. The yield on earning assets declined forty-two basis points while the rate paid on interest bearing liabilities declined forty-one basis points.

For the six months ended June 30, 2012, net interest income on a tax-equivalent basis totaled $18.7 million, representing an increase of $1.0 million, or 5.7%, compared with the same period in 2011. The increase in net interest income was principally attributed to average earning asset growth of $54.6 million or 4.9%, and to a lesser extent, a two basis point improvement in the net interest margin. For the six months ended June 30, 2012 the Bank’s net interest margin amounted to 3.24% compared with 3.22% for the same period in 2011. The improvement in the net interest margin was attributed to a forty basis point decline in the cost of interest bearing liabilities, which more than offset a thirty-four basis point decline in earning asset yields.

Non-interest Income: For the three months ended June 30, 2012, total non-interest income amounted to $2.0 million, up $489 thousand or 32.9%, compared with the second quarter of 2011. The increase in non-interest income was largely attributed to securities gains net of other-than-temporary impairment (“OTTI”) losses, which amounted to $334 thousand in the second quarter compared with a net loss of $54 thousand in the second quarter of 2011. Trust and other financial services fees were up $103 thousand or 14.0%, while income from credit and debit card activities was up $49 thousand, or 16.8%.

For the six months ended June 30, 2012, total non-interest income amounted to $3.7 million, up $457 thousand or 14.2% compared with the same period in 2011. The increase in non-interest income was largely attributed to securities gains net of other-than-temporary impairment (“OTTI”) losses, which amounted to $557 thousand compared with $166 thousand in the first half of 2011.

For the six months ended June 30, 2012, trust and other financial services fees amounted to $1.6 million, up $103 thousand or 6.8% compared with the same period in 2011. Reflecting additional new business and some recovery in the equity markets, at June 30, 2012 assets under management stood at $350.8 million, up $16.9 million from year end 2011 and representing an increase of $27.6 million or 8.5% compared with June 30, 2011.

For the six months ended June 30, 2012, income generated from service charges on deposit accounts amounted to $536 thousand, representing a decline of $89 thousand, or 14.2%. The decline in service charges on deposit accounts was principally attributed to declines in deposit account overdraft fees, reflecting reduced overdraft activity and the impact of new regulations that limit the ability of a bank to offer overdraft protection to customers without their specific consent and to derive fees from overdraft protection programs in general.

For the six months ended June 30, 2012, income generated from credit and debit card service charges and fees amounted to $656 thousand, up $77 thousand or 13.3% compared with the same period in 2011. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Non-interest Expense: For the three months ended June 30, 2012, total non-interest expense amounted to $6.2 million, up $395 thousand, or 6.9%, compared with the second quarter of 2011. The increase in non-interest expense was principally attributed to a $350 thousand or 11.8% increase in salaries and employee benefits combined with a $145 thousand increase in other operating expenses, largely reflecting higher levels of loan collection and other real estate owned expenses, as well as fees for professional services. The increase in salaries and employee benefits was largely attributed to the recording of approximately $130 thousand in employee health insurance credits, based on favorable claims experience, in the second quarter of 2011. The increase in salaries and employee benefits was also attributed to an employee severance payment, as well as normal increases in base salaries and changes in staffing levels and mix.

For the six months ended June 30, 2012, total non-interest expense amounted to $12.0 million, up $668 thousand, or 5.9%, compared with the same period in 2011. The increase in non-interest expense was largely attributed to a $424 thousand or 7.0% increase in salaries and employee benefits for reasons previously discussed. The increase in non-interest expense was also attributed to a $436 thousand increase in other operating expenses, largely reflecting higher levels of loan collection and other real estate owned expenses, as well as fees for professional services. Partially offsetting the foregoing increases was a $256 thousand or 40.8% decline in FDIC insurance assessments reflecting a new assessment formula that became effective in 2011, whereby deposit insurance premiums are principally based on asset size rather than insurable deposits.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the six months ended June 30, 2012, the Company’s efficiency ratio amounted to 54.6%, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.   These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except share and per share data)

(unaudited)

	Period End		2nd Quarter Average
Balance Sheet Data	6/30/2012	12/31/2011	2012	2011

Total assets	$1,242,241	$1,167,466	$1,236,198	$1,156,570
Total securities	404,844	381,880	394,933	371,029
Total loans	776,931	729,003	770,893	731,449
Allowance for loan losses	8,354	8,221	8,434	9,379
Total deposits	737,096	722,890	735,121	729,812
Total Borrowings	374,680	320,283	371,644	313,267
Shareholders' equity	124,554	118,250	123,522	108,446

	Three Months Ended		Six Months Ended
Results Of Operations	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Interest and dividend income	$ 12,418	$ 12,916	$ 25,005	$ 25,594
Interest expense	3,465	4,292	7,035	8,636
Net interest income	8,953	8,624	17,970	16,958
Provision for loan losses	460	600	875	1,100
Net interest income after provision for loan losses	8,493			15,858
		8,024	17,095

Non-interest income	1,974	1,485	3,674	3,217
Non-interest expense	6,157	5,762	11,965	11,297
Income before income taxes	4,310	3,747	8,804	7,778
Income taxes	1,205	974	2,536	2,136

Net income	$ 3,105	$ 2,773	$ 6,268	$ 5,642

Share and Per Common Share Data

Period-end shares outstanding	3,906,074	3,863,493	3,906,074	3,863,493
Basic average shares outstanding	3,891,476	3,852,455	3,885,764	3,841,025
Diluted average shares outstanding	3,918,852	3,873,408	3,904,527	3,866,563

Basic earnings per share	$ 0.80	$ 0.72	$ 1.61	$ 1.47
Diluted earnings per share	$ 0.79	$ 0.72	$ 1.61	$ 1.46

Cash dividends	$ 0.290	$ 0.270	$ 0.575	$ 0.540
Book value	$ 31.89	$ 28.71	$ 31.89	$ 28.71
Tangible book value	$ 31.08	$ 27.89	$ 31.08	$ 27.89

Selected Financial Ratios

Return on Average Assets	1.01%	0.96%	1.04%	0.99%
Return on Average Equity	10.11%	10.26%	10.31%	10.69%
Tax-equivalent Net Interest Margin	3.17%	3.23%	3.24%	3.22%
Efficiency Ratio (1)	55.9%	54.5%	54.6%	54.2%

	At or for the Six Months Ended		At or for the Year Ended
	June 30,		December 31,

	2012	2011	2011
Asset Quality

Net charge-offs to average loans	0.20%	0.02%	0.37%
Allowance for loan losses to total loans	1.08%	1.30%	1.13%
Allowance for loan losses to non-performing loans	76%	71%	64%
Non-performing loans to total loans	1.41%	1.85%	1.77%
Non-performing assets to total assets	1.11%	1.47%	1.45%

Capital Ratios

Tier 1 leverage capital	9.15%	9.01%	9.32%
Tier 1 risk-based capital	14.31%	13.57%	14.29%
Total risk-based capital	16.01%	15.41%	16.06%
Tangible equity to total assets	9.77%	9.35%	9.86%
Tangible common equity (2)	9.80%	9.37%	9.89%

(1)

Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI.

(2)

Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.